For the period ended 6/30/00                                         All Series
File Number 811-2429

Sub-Item 77K:  Changes in registrant's certifying accountant
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NSAR, Item 304 Disclosure
USAA S&P 500 Index Fund
June 30, 2000


Dismissal of PricewaterhouseCoopers as Independent Accountants and Engagement of
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KPMG LLP as new Independent Accountants
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The Board of Directors (the "Board") of the USAA S&P 500 Index Fund(the  "Fund")
had engaged the independent accounting firm of PricewaterhouseCoopers LLP to perform the audits of the Fund for the fiscal year-ends of December 31, 1996
through   December   31,   1999.   On  March  18,   2000  the  Board   dismissed
PricewaterhouseCoopers as independent accountants for the Fund.

PricewaterhouseCoopers' reports on the financial statements for the Fund's fiscal year-ends of December 31, 1998 and December 31, 1999 contained neither adverse opinions nor disclaimers of opinions. The reports were neither qualified nor modified as to uncertainty, audit scope, or accounting principles.

The decision to change accountants was recommended by the Audit Committee of the Board at a meeting on March 18, 2000.

For the Fund's two most recent fiscal years and the period of January 1, 2000 through March 18, 2000, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

At a meeting on March 18, 2000 the Board engaged the independent accounting firm of KPMG LLP to perform the audit for the Fund's December 31, 2000 fiscal year-end. Prior to this date, the Fund had not consulted with KPMG on the application of accounting principles regarding specific transactions, the type of audit opinion that might be rendered on the financial statements, any matter of disagreement, or any reportable event.